Vanguard New York Long-Term
Tax-Exempt Fund
Supplement to the Prospectus and Summary Prospectus
Dated March 28, 2013
Prospectus and Summary Prospectus Text Changes
The following text replaces similar text under ?Investment Advisor?:
Portfolio Managers
Mathew M. Kiselak, Principal of Vanguard. He has co-managed the Fund since 2013.
Adam M. Ferguson, CFA, Portfolio Manager. He has co-managed the Fund since 2013.
Prospectus Text Changes
The following text replaces similar text for the New York Long-Term Tax-Exempt Fund under the heading Investment Advisor:
Mathew M. Kiselak, Principal of Vanguard. He has worked in investment management since 1987; has managed investment portfolios since 1990; has been with Vanguard since 2010; and has co-managed the New York Long-Term Tax-Exempt Fund since 2013. Education: B.S., Pace University.
Adam M. Ferguson, CFA, Portfolio Manager. He has been with Vanguard since 2004; has worked in investment management since 2008; and has co-managed the New York Long-Term Tax-Exempt Fund since 2013. Education: B.S.,
Wilmington University.

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? 2013 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor. PS 76 062013